Exhibit 5.1 MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C. OFFICE 406-751-6000 | FAX 406-756-6522 145 COMMONS LOOP, STE. 200 | PO BOX 7370 | KALISPELL, MT 59904-0370 Dale R. Cockrell Katrina L. Feller Sean P. Goicoechea Sean E. Christensen Jay T. Johnson David M. Sandler Christopher C. Di Lorenzo Timothy J. Shaffer Eric M. Brooks October 2, 2025 The Board of Directors Glacier Bancorp, Inc. 49 Commons Loop Kalispell, Montana 59901 Re: Legal Opinion Regarding Validity of Securities Offered Ladies and Gentlemen: We have acted as special counsel to Glacier Bancorp, Inc., a Montana corporation (“Glacier”), in connection with Glacier’s registration under the Securities Act of 1933, as amended (the “Act”), of 321,027 shares of Glacier common stock, $0.01 par value per share (the “Shares”), authorized for issuance upon the exercise of options granted under the Guaranty Bancshares, Inc. 2015 Equity Incentive Plan (the “Plan”). Pursuant to the Plan and Agreement of Merger Among Glacier Bancorp, Inc., Glacier Bank, Guaranty Bancshares, Inc., and Guaranty Bank & Trust, N.A., dated as of June 24, 2025 (the “Merger Agreement”), Glacier assumed the outstanding and unexercised options under the Plan, which options have converted into options to purchase Glacier common stock on the terms and conditions set forth in the Merger Agreement. In connection with the Shares authorized for issuance under the Plan, we have examined the following: (i) the Plan; (ii) the Merger Agreement; (iii) the Registration Statement on Form S- 8 to be filed by Glacier with the Securities and Exchange Commission (the “Registration Statement”); (iv) resolutions adopted by the Board of Directors of Glacier (“Board of Directors”) relating to the authorization and approval of the Merger Agreement and the assumption of the outstanding and unexercised options under the Plan; and (v) such other documents as we have deemed necessary to form the opinion expressed below. We have assumed that the documents reviewed and relied upon in giving the opinion expressed below are true and correct copies of the documents and the signatures on such documents are genuine. As to various questions of fact material to such opinion, where relevant facts were not independently established, we have relied upon statements of officers of Glacier or representations of Glacier contained in the Merger Agreement. We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in the documents listed above or otherwise made known to us.

October 2, 2025 Page 2 Our opinion assumes that the Shares are issued in accordance with the terms of the Plan after the Registration Statement has become effective under the Act. Based upon and relying solely upon the foregoing, and subject to the exceptions and limitations set forth herein, it is our opinion that, under existing law, the Shares, or any portion thereof, when issued pursuant to and in accordance with the Plan, after the Registration Statement has become effective under the Act, will be validly issued under the laws of the State of Montana and will be fully paid and non-assessable. The opinion set forth herein is made as of the date of this letter. We assume no obligation to revise or supplement this opinion if any applicable law changes after the date of this letter or to reflect any facts or circumstances that we become aware of after the date of this letter. This opinion letter is limited to the application of the laws of the State of Montana and the federal laws of the United States of America as in effect on the date of this letter. We express no opinion as to the laws of any other jurisdictions. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are experts within the meaning of the Act. Sincerely, MOORE, COCKRELL, GOICOECHEA & JOHNSON, P.C. /s/ Moore, Cockrell, Goicoechea & Johnson, P.C.